Exhibit 99.1

For Immediate Release	Contact Information
Monday, December 11, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

James E. Sigmon Named Chairman of The Exploration Company's Board Following Retirement of Stephen M. Gose Jr.

     SAN ANTONIO -- Dec. 11, 2006 -- The Exploration Company's Board of Directors (Nasdaq:TXCO) today announced TXCO President and CEO James E. Sigmon, 58, has been elected Chairman of the Board following the retirement of Stephen M. Gose Jr., 76, after more than 20 years' service. The board accepted the retirement of Gose at its regularly scheduled December meeting. The change is effective immediately.

     "Steve's contribution has been huge," said Sigmon. "We would not be the successful Company that we are today without his guidance, wisdom and expertise. He has remarkable clarity and vision, which has been demonstrated in the continuing growth that we have enjoyed during his tenure. All of us at TXCO wish him and his family the very best during this period of transition."

     Sigmon has been a Director and President of The Exploration Company for more than 20 years. As an engineer, he has been active for more than 30 years in the exploration and development of oil and gas properties. Prior to joining TXCO, he served in the management of a private oil and gas exploration firm active in South Texas.

     Gose had served as the Company's board chairman since July 1984. A geologist by training, he has nearly 50 years' experience in the oil and gas industry and has other business interests in ranching and real estate development.

     "The Exploration Company has so much going for it, not only for the present, but also for the future," Gose told the board. "I feel very comfortable in making this decision at this time. My thanks to each of you and to the officers and employees for their loyal service to help make this a really fine Company."

Continuing on the board are Alan L. Edgar, Robert L. Foree Jr., Michael J. Pint, Dennis B. Fitzpatrick and Jon Michael Muckleroy.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended Sept. 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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